LIFE PARTNERS REPORTS LARGE EARNINGS INCREASE FOR
SECOND QUARTER AND FIRST HALF OF FISCAL YEAR

WACO, TX — September 26, 2007 — Life Partners Holdings, Inc. (NASDAQ GM: LPHI), parent company of Life Partners, Inc., today announced net income of $4.3 million, or $0.46 per share for its second fiscal quarter compared to $0.22 million, or $0.02 per share, for its second quarter last year. Net income for the first half of the current fiscal year was $9.1 million, or $0.95 per share compared with net income of $0.7 million or $.07 per share for the first six months of last year.

The Company also announced revenues of $17.6 million for the second quarter ended August 31, 2007 and $35.2 million for the six months ended August 31, 2007 compared to revenues of $6.6 million during the second quarter of the prior year and $13 million for the first six months of the prior year.

Life Partners attributed its increased revenues to the Company’s steady trend toward closing policies with higher face values and the increase in both demand for and supply of qualified life settlement policies, which tracks the continued growth in the life settlement market generally.

Among the key financial results which LPHI will report are:

SECOND QUARTER
	Q2 Ended 8-31-2007	Q2 Ended 8-31-2006

Revenues	$17.6 million	$6.6 million

Income from Operations	$6.3 million	$0.64 million

Pre-tax Income	$6.5 million	$0.15 million

Net Income	$4.3 million	$0.22 million

Earnings Per Share	$0.46 per share	$0.02 per share

FIRST SIX MONTHS
	6 Mo. Ended 8-31-2007	6 Mo. Ended 8-31-2006

Revenues	$35.2 million	$12.8 million

Income from Operations	$13.2 million	$1.2 million

Pre-tax Income	$13.6 million	$0.4 million

Net Income	$9.1 million	$0.7 million

Earnings Per Share	$0.95 per share	$0.07 per share

YEAR-ON-YEAR COMPARISON
	As of 8-31-2007	As of 8-31-2006

Current Assets	$18.6 million	$7.6 million

Current Liabilities	$8.4 million	$5.6 million

Current Ratio	2.2 : 1	1.4 : 1

Working Capital	$10.2 million	$2.0 million

Total Assets	$24.7 million	$11.5 million

Total Liabilities	$9.4 million	$6.4 million

Shareholder Equity	$15.3 million	$5.1 million

Return on Equity (pre-tax)	89%	7.8%

Brian Pardo, Chief Executive Officer, said, “Looking at our year-on-year performance to date, our financial results clearly show incredible growth in the life settlement market as well as our unique ability to provide excellent service within this market at a very reasonable cost structure.”

“As the only publicly traded life settlement provider, our transparency is very attractive to institutional clients, including our recently announced relationship with West LB, one of Germany’s leading financial service providers with over $300 Billion in assets, as well as to our individual accredited investor clients. The investment we have made in proprietary software and process development enables us to meet the growing demand in both our retail (accredited investor) market and our developing institutional market.”

“With continuing growth in revenues and earnings from both our retail market and our rapidly rising institutional market, we expect a substantial increase in both revenues and earnings during the second half and for our current fiscal year in general.”

“We are proud to bring value to thousands of wealthy seniors by turning their unwanted life insurance into cash they never realized was available. It is Life Partners’ expertise and operational efficiency that has made us very attractive for sophisticated investors in this rapidly evolving market.”

The Company intends to file its quarterly report on Form 10-QSB with the Securities and Exchange Commission on or about October 15, 2007.

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements". Since inception Life Partners has completed over 50,000 transactions for its worldwide client base of over 15,000 high net worth individuals and institutions in connection with the purchase of over 5,700 policies.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com